Exhibit 3.(i)(b)


                           CERTIFICATE OF AMENDMENT TO
                      RESTATED CERTIFICATE OF INCORPORATION


       TIME WARNER INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY that:

      A. The first sentence of Section 1 of Article IV of the Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby further amended to read in its entirety as follows:

            "SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 5.85 billion shares, consisting of (1) 250 million shares of Preferred Stock, par value $0.10 per share ("Preferred Stock"), (2) 5.0 billion shares of Common Stock, par value $0.01 per share ("Common Stock"), and (3) 600 million shares of Series Common Stock, par value $0.01 per share ("Series Common Stock")."

      B. The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, Time Warner Inc. has caused this certificate to be signed as of this 24th day of May, 1999.


                                              TIME WARNER INC.

                                              By: /s/ Thomas W. McEnerney
                                                 -------------------------
                                                      Thomas W. McEnerney
                                                      Vice President